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                                                                       EXHIBIT 2

                            EXCHANGE OPTION AGREEMENT

         EXCHANGE OPTION AGREEMENT dated May 6, 1996, effective as of March 1, 1996 (the "Effective Date") between SmithKline Beecham Biologicals Manufacturing s.a., a Belgian company ("SKB"), MicroCarb Inc., a Delaware corporation ("MicroCarb") and MicroCarb Human Vaccines Inc., a Delaware corporation ("Vaccines").

                                   WITNESSETH:

         WHEREAS, pursuant to a Stock Purchase Agreement (the "Purchase Agreement") dated May 6, 1996 effective as of March 1, 1996 among SKB, MicroCarb and Vaccines, SKB has (i) purchased 262.5 shares of the common stock, par value $.01 per share of Vaccines (the "Vaccines Common Stock"), representing 26 1/4% of the authorized shares of Vaccines Common Stock and (ii) the right to purchase up to 175 additional shares of Vaccines Common Stock, representing an additional 17 1/2% of the authorized shares of Vaccines Common Stock;

         WHEREAS, in order to induce SKB to enter into the Purchase Agreement and the transactions contemplated by the Purchase Agreement, subject to the terms and conditions herein, MicroCarb is hereby granting SKB and its successors and permitted assigns the irrevocable option (the "Option"), exercisable in whole or in part, to exchange up to a total of 350 shares of Vaccines Common Stock, representing 35% of the authorized shares of Vaccines Common Stock, for a total of 4,793,685 shares of the Common Stock of MicroCarb, par value $.01 per share (the "Common Stock"); and

         WHEREAS, in order to induce SKB to enter into the Purchase Agreement and the transactions contemplated by the Purchase Agreement, MicroCarb is also granting SKB and its successors and permitted assigns a warrant (the "Warrant") of even date herewith to purchase certain shares of the Common Stock.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements and undertakings set forth herein


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and in the Purchase Agreement and the Warrant, the parties hereto, intending to be legally bound, agree as follows:

         1. Defined Terms. Defined terms shall have the meanings ascribed to them in the Purchase Agreement, unless expressly defined herein.

         2. Grant of the Option. Subject to the limitations set forth in the following sentence, MicroCarb hereby grants SKB and its successors and permitted assigns (collectively the "Optionee") the Option to exchange, at the exchange ratio per share set forth in Section 3, up to a total of 350 shares of Vaccines Common Stock for up to a total of 4,793,685 shares of the Common Stock. Notwithstanding the immediately preceding sentence, in the event that the Optionee has previously exercised the Warrant or this Option and received shares of the Common Stock pursuant to such exercise or previously purchased from third parties (whether in the open market or in privately-negotiated transactions), the number of shares of the Common Stock for which the Optionee may exchange shares of Vaccines Common Stock shall be limited to that number of shares of the Common Stock which together with all shares of the Common Stock (x) previously received pursuant to the exercise of the Warrant or this Option by the Optionee and (y) previously purchased from third parties (whether in the open market or in privately-negotiated transactions) and held by the Optionee on the date of any determination of the number of shares of the Common Stock for which the Optionee may exchange shares of Vaccines Common Stock, is equal to 28% of the total number of shares of the Common Stock from time to time issued and outstanding during the term of the Option set forth in Section 4.

         3. Exchange Ratio of Shares of Vaccines Common Stock for Shares of the Common Stock. Subject to Section 2, the Optionee may exchange each share of Vaccines Common Stock owned by it for 13,696.242 shares of the Common Stock.

         4. Term of the Option. The Optionee may exchange its shares of Vaccines Common Stock for shares of the Common Stock on any date after the date of this Agreement through and including the date which is 7 years and 6 months after the Effective Date, unless this period is reduced by the mutual agreement of the parties.

         5. Exercise of the Option. The Optionee may exercise the Option in whole or in part by delivering to MicroCarb and Vaccines



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a written notice in substantially the form of Exhibit A hereto which specifies the number of shares of Vaccines Common Stock that the Optionee elects to exchange for the number of shares of the Common Stock determined in accordance with Sections 2 and 3; provided that, at least 50% of the number of shares of Vaccines Common Stock that the Optionee may exchange for shares of the Common Stock on the date of the exercise of the Option are exchanged for shares of the Common Stock. MicroCarb will deliver to the Optionee by internationally recognized air courier delivery a stock certificate representing the number of shares of the Common Stock specified in such Optionee's written notice within 20 calendar days of MicroCarb's receipt of such written notice.

         6. Character of Shares of the Common Stock Issuable Upon Exercise of the Option. All shares of the Common Stock issuable upon exercise of the Option shall, when issued, be duly authorized, validly issued, fully paid and non-assessable.

         7. Adjustments for Consolidation, Merger, Sale of Assets, Reorganization, Etc. If at any time MicroCarb shall be a party to any transaction (including without limitation a merger, consolidation, sale of all or substantially all of MicroCarb's assets or a recapitalization of the Common Stock) in which the previously outstanding shares of the Common Stock shall be changed into or exchanged for different securities of MicroCarb or changed into or exchanged for common stock or other securities of another corporation or other property (including cash) or any combination of any of the foregoing (each such transaction being hereinafter referred to as the "Transaction"), then, as a condition to the consummation of the Transaction, lawful and adequate provisions shall be made so that, upon the basis and the terms and in the manner provided in this Section 7, the Optionee, upon the exercise of the Option at any time after the consummation of the Transaction, shall be entitled to receive, in lieu of the shares of the Common Stock issuable upon such exercise prior to such consummation, at the election of the Optionee given by notice to MicroCarb on or before the later of (x) the day on which the holders of the Common Stock approve the Transaction, or (y) the thirtieth day following the date of delivery or mailing to such Optionee of the last proxy statement relating to the vote on the Transaction by the holders of the Common Stock the stock and other securities, cash and property to which the Optionee would have been entitled upon the consummation of the Transaction if the Optionee had exercised the Option immediately prior to the date of



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the consummation of the Transaction in respect of all shares of Vaccines Common
Stock then held by it which may be exchanged under this Agreement for shares of the Common Stock.

         Notwithstanding anything contained in this Agreement to the contrary, MicroCarb shall not effect any Transaction unless prior to or simultaneously with the consummation of such Transaction the survivor or successor corporation (if other than MicroCarb) resulting from such Transaction shall assume by written instrument executed and delivered to the Optionee, the obligation to deliver to the Optionee such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Optionee may be entitled to receive, and containing the express assumption by such successor corporation of the due and punctual performance and observance of every provision of this Agreement to be performed and observed by MicroCarb and of all liabilities and obligations of MicroCarb hereunder.

         8. Certain Agreements of MicroCarb. MicroCarb covenants and agrees that:

             A. Will Reserve Shares. MicroCarb will authorize, reserve and set apart and have available for issuance at all times, free from preemptive rights, 4,793,685 shares of the Common Stock which are deliverable upon the exercise of the Option, and MicroCarb will have at all times such other rights or privileges which are necessary to enable it at any time to fulfill all of its obligations hereunder.

             B. Will Avoid Certain Actions. MicroCarb will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, issue or sale of securities or otherwise, avoid or take any action which would have the effect of avoiding the observance or performance of any of the terms to be observed or performed hereunder by MicroCarb, but will at all times in good faith assist in carrying out all of the provisions of this Agreement. Without limiting the generality of the foregoing, MicroCarb will not knowingly take any action to revoke, call, redeem, cancel or otherwise terminate the Option or the rights granted under this Agreement.

             C. Will Secure Governmental Approvals. If any shares of the Common Stock required to be reserved for the purposes of exercise of the Option require registration with or approval of any governmental authority under any federal law (other than the



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Securities Act and corresponding state securities laws) or under any state law before such shares of the Common Stock may be issued upon exercise of the Option, MicroCarb will, at its expense, as expeditiously as possible use its best efforts to cause such shares to be duly registered or approved, as the case may be.

             D. Will Pay Certain Taxes, Expenses and Fees. MicroCarb will pay all issue or transfer taxes with respect to the issuance or transfer of shares of the Common Stock to each Optionee in connection with each exercise of the Option, as well as all fees and expenses incurred by MicroCarb in connection with each such issuance or transfer. MicroCarb will pay all expenses incurred by Vaccines in the performance by Vaccines of its obligations under Section 10 of this Agreement.

             E. Will Bind Successors. This Agreement will be binding upon any corporation succeeding to MicroCarb by merger, consolidation or acquisition of all or substantially all of MicroCarb's assets.

         9.  Notifications by MicroCarb. In case at any time:

                  (i) the Board of Directors of MicroCarb shall authorize (whether definitively or subject to any conditions) any capital reorganization, or reclassification of the capital stock of MicroCarb, or consolidation or merger of MicroCarb with, or sale of all or substantially all of its assets to, another Person;

                  (ii) the Board of Directors of MicroCarb shall authorize (whether definitively or subject to any conditions) a voluntary dissolution, liquidation or winding-up of MicroCarb; or

                  (iii) MicroCarb shall become subject to involuntary dissolution, liquidation or winding-up;

then, in each of such cases, MicroCarb shall give notice to the Optionee of the date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up shall take place or be voted upon by stockholders of MicroCarb, as the case may be. Such notice shall also specify the date as of which the holders of record of shares of the Common Stock shall be entitled to exchange their shares of the Common Stock or securities for other property deliverable upon



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such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, as the case may be. Such notice shall be given not less than 15 and not more than 90 days prior to the action in question and not less than 15 days and not more than 90 days prior to the record date or the date on which MicroCarb's transfer books are closed in respect thereto and such notice shall state that the action in question or the record date is subject to the effectiveness of a registration statement under the Securities Act, or to a favorable vote of stockholders, if either is required.

         10. Certificates for Shares. Each certificate for shares of Common Stock issued pursuant to the exercise of the Option shall include the following legend placed on the face thereof:

               The sale, transfer, assignment or pledge of these shares is restricted by the terms of a Stock Purchase Agreement dated May 6, 1996 effective as of March 1, 1996 among a number of parties, including MicroCarb and SKB, a copy of which may be examined at the offices of MicroCarb in Gaithersburg, Maryland. The shares of Common Stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred, assigned, hypothecated or otherwise disposed of unless (i) a registration statement under said Act and all applicable laws of any other jurisdiction shall have become effective with regard thereto or (ii) an exemption from registration under said Act and all applicable laws of any other jurisdiction is satisfied with respect to such transaction.

         11. Certain Agreements of Vaccines. Vaccines hereby consents to the grant of the Option and all other rights granted to SKB and it successors and permitted assigns under this Agreement including without limitation the right to exercise the Option. Vaccines agrees to take any and all actions which shall be necessary or desirable to facilitate the exercise of such rights of SKB and its successors and permitted assigns including without limitation taking actions which shall be necessary or desirable to exchange shares of Vaccines Common Stock for shares of the Common Stock.



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         12. Rights of a Stockholder. This Option shall not entitle the Optionee to any voting rights or any other rights, or subject the Optionee to any liabilities, if any, as a stockholder of MicroCarb.

         13. Modification; Waivers. This Agreement may be modified or amended only with the written consent of each party hereto. No party hereto shall be released from its obligations hereunder without the written consent of the other party. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but any such waiver shall be effective only if in a writing signed by the party against which such waiver is to be asserted. Except as otherwise specifically provided herein, no delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         14. Entire Agreement. This Agreement, the Purchase Agreement, the Warrant, the Stockholders Agreement and the Registration Rights Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         15. Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement or the application of such provision to other Persons or circumstances, to the extent permitted by law, shall not be affected thereby; provided, that the parties shall negotiate in good faith with respect to an equitable modification of the provision or application thereof held to be invalid.

         16. Notices.

             (A) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person, receipt



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requested, air courier guaranteeing two (2) day delivery, or by facsimile (with written confirmation of receipt) to such other party's address or facsimile number set forth below.

                  If to MicroCarb Inc. or
                  MicroCarb Human Vaccines Inc.:

                  300 Professional Drive
                  Gaithersburg, Maryland  20879
                  Attention:  Chief Executive Officer
                  Facsimile:  (301) 590-1252

                  If to SmithKline Beecham Biologicals
                  Manufacturing s.a.:

                  Rue de L'Institut 89
                  B-1330 Rixensart
                  Belgium
                  Attention:  Senior Vice President, General
                  Manager
                  Facsimile:  011-32-2-656-8026

                  with a copy to:

                  SmithKline Beecham Corp.
                  One Franklin Plaza
                  P.O. Box 7929
                  Philadelphia, Pennsylvania  19101-7929
                  Attention:  Edward J. Buthusiem, Esq.
                  Facsimile:  (215) 751-3935

             (B) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered or facsimiled (with written confirmation of receipt); and the next business day after timely delivery to the courier, if sent by air courier guaranteeing two (2) day delivery.

         17. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon MicroCarb, Vaccines and SKB and their respective successors and permitted assigns. The Optionee may assign its rights under this Agreement to any Person to whom SKB transfers (i) the Warrant, (ii) any shares of the Common Stock issued upon the exercise of the Option and/or the Warrant or (iii) any interest in the Warrant or shares of the Common Stock issued upon exercise of the Option and/or the


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Warrant, without the necessity of obtaining any consent to such assignment, provided that the Optionee is permitted to transfer its shares of the Common Stock to such Person under the terms of the Purchase Agreement. The
Optionee shall exercise its rights described in the immediately preceding sentence by delivering to MicroCarb and Vaccines an Assignment Form in substantially the form of Exhibit B hereto. In the event that SKB assigns only a part of its rights to exchange shares of Vaccines Common Stock hereunder for shares of the Common Stock, then all references to SKB herein (except in this sentence) shall also be deemed to refer to such other
Optionee or Optionees but, in such event SKB will have the sole right to make decisions by and give notices for such other Optionee or Optionees; provided, that if SKB no longer possesses any rights hereunder, then all decisions and notices hereunder shall be made by the Optionees who hold the right to exchange a majority of the shares of Vaccines Common Stock which are then exchangeable under this Agreement for shares of the Common Stock and all other Optionees shall be bound thereby.

         18. Counterparts. This Agreement may be executed in two or more counterparts, each of which for all purposes shall be deemed to be an original and all of which together shall constitute the same agreement.

         19. Headings. The Section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

         20. Construction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

         21. No Inconsistent Agreements. Neither MicroCarb nor Vaccines has previously, and will not hereafter, enter into any agreement with respect to its securities which is inconsistent with the rights granted to SKB and its successors and assigns under this Agreement.

         22. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association in effect at the time such arbitration is instituted. The arbitration panel shall be composed of three arbitrators, one of whom shall be chosen by



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MicroCarb, one of whom shall be chosen by SKB, and one of whom shall be chosen by the two arbitrators previously designated. If both or either of MicroCarb and/or SKB fails to choose an arbitrator within fourteen (14) calendar days after receiving notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within fourteen (14) calendar days of their appointment, such arbitrators shall be chosen by the American Arbitration Association. Unless the parties to the arbitration shall otherwise agree to a different place of arbitration, the place of arbitration shall be Washington, D.C. The arbitration award shall be final and binding upon the parties thereto and may be entered in any court having jurisdiction. Each party shall bear (i) its own expenses in connection with such arbitration and (ii) one-half of the fees and expenses of the American Arbitration Association and all arbitrators. No arbitration award shall contain any provision which is inconsistent with the preceding sentence.

         23. Specific Performance. The parties hereto agree that the shares of Vaccines Common Stock cannot be purchased or sold in the open market and that, for these reasons, among others, each Optionee will be irreparably damaged in the event that this Agreement is not specifically enforceable. Accordingly, in the event of any controversy concerning this Agreement, or any right or obligation to exchange shares of Vaccines Common Stock for shares of the Common Stock hereunder, such right or obligation determined as part of an arbitration award described in Section 22 shall be enforceable in a court of equity by specific performance. The rights granted in this Section 23 shall be cumulative and not exclusive, and shall be in addition to any and all other rights which the parties hereto may have hereunder, at law or in equity. SKB consents to the jurisdiction of the federal courts of the State of Delaware in any suit, action or proceeding brought pursuant to this Section 23, waives any objection it may have to the laying of venue in any such suit, action or proceeding in any of such court, and agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.



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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on May 6, 1996 effective as of March 1, 1996 and delivered by their respective duly authorized officers.

                                  MICROCARB INC.



                                  By:   /s/ V.M. Esposito
                                     -------------------------------------
                                  Name:  V.M. Esposito
                                  Title:  President



                                  SMITHKLINE BEECHAM BIOLOGICALS
                                  MANUFACTURING S.A.



                                  By:  /s/ Edward J. Buthusiem
                                     -------------------------------------
                                  Name:  Edward J. Buthusiem
                                  Title:  Attorney-In-Fact



                                  MICROCARB HUMAN VACCINES INC.



                                  By:   /s/ V.M. Esposito
                                     -------------------------------------
                                  Name:  V.M. Esposito
                                  Title:  President



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